EX-99.B-77G


            WADDELL & REED ADVISORS MUNICIPAL HIGH INCOME FUND, INC.

SUB-ITEM 77G:  Defaults on senior securities

1.   Myrtle Creek Oregon Building Authority

     $3,000,000   8.000% Myrtle Creek Golf Course Project Revenue Bonds due
     6/01/21
     CUSIP 628599AA0
     This is a monetary default, with a default date of June 30, 1999. Amount of default per $1,000 face amount is $587
     Total amount of default is $1,760,000

2.   Maryland Rocky Gap Project

     $3,250,000 8.375% Maryland Economic Development Corp. Revenue Bonds due 10/01/09
     CUSIP 574205BU3
     This is a monetary default, with a default date of October 1, 2003. Amount of default per $1,000 face amount is $243
     Total amount of default is $790,993

  Note: Pursuant to a Forbearance Agreement, the fund received a partial interest payment yielding $25,570 on 10/01/03 and no subsequent payments. The interest payments associated with this issue have been deferred until 12/01/06.

3.   Spring Hill Golf Corporation

     $75,000 5.750% Spring Hill Kansas Certificate Participation Bonds due 01/15/06
     CUSIP  84965MAC2
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $53
     Total amount of default is $4,000

     $60,000 6.375% Spring Hill Kansas Certificate Participation Bonds due 01/15/20
     CUSIP  84965MAF5
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $88
     Total amount of default is $5,277

     $4,145,000 6.500% Spring Hill Kansas Certificate Participation Bonds due 01/15/28
     CUSIP  84965MAG3
     This is a monetary default, with a default date of January 15, 2005 Amount of default per $1,000 is $111
     Total amount of default is $460,268